Exhibit 99.1

FOR IMMEDIATE RELEASE

H&S Media Contact:
Jon Harmon
+1 312.496.1593
jharmon@heidrick.com

Lyle Logan to Join Heidrick & Struggles Board of Directors

CHICAGO, Dec. 15, 2015 – Heidrick & Struggles (NASDAQ: HSII), a premier provider of Executive Search, Leadership Consulting and Culture Shaping services worldwide, has appointed Lyle Logan to its Board of Directors as an independent member, effective immediately.

Logan, 56, serves as Executive Vice President and Managing Director of the Global Financial Institutions Group for the Northern Trust Company. He has served in several leadership positions with Northern during his 15-year career including Executive Vice President and Managing Director, Institutional Sales and Client Servicing for Northern Trust Global Investments, Head of Chicago Private Banking within Northern’s Personal Financial Services unit and the Personal Financial Services Manager for Northern’s Midwest Region. Prior to joining Northern, Logan worked for Continental Bank.

Logan will serve on Heidrick & Struggles’ Nominating and Governance Committee.

“We are pleased to welcome Lyle to our Board of Directors,” said Richard Beattie, Chairman of the Board. “Lyle brings deep experience as a client-facing leader in the financial services industry. We look forward to his contributions to the board.”

Logan also serves on the boards of Chicago’s Children’s Memorial Hospital, The Field Foundation and DeVry Education Group, Inc. He holds a bachelor’s degree in Accounting and Economics from Florida A&M University and an MBA in Finance from the University of Chicago.

With Logan’s appointment, seven members of Heidrick & Struggles’ eight-person Board meet the standards of “independence” under the company’s Corporate Governance Guidelines and NASDAQ Rules. Logan will stand for election at the Company’s 2016 annual meeting.

About Heidrick & Struggles:

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions to help its clients change the world, one leadership team at a time. www.heidrick.com.

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